TODD SHIPYARDS CORPORATION
SAVINGS INVESTMENT PLAN Amended and Restated
Effective April 1, 1989

TABLE OF CONTENTS      PAGE

PREAMBLE    1

SECTION 1 - DEFINITIONS    2
  1.01 - Account   2
  1.02 - Administrative Committee  2
  1.03 - After-tax Contribution Account    2
  1.04 - Beneficiary   2
  1.05 - Board of Directors    2
  1.06 - Break-in-Service  3
  1.07 - Code      3
  1.08 - Compensation.     3
  1.09 - Disabled  3
  1.10 - Earnings  4
  1.11 - Effective Date    4
  1.12 - Eligible Employee     4
  1.13 - Employee  4
  1.14 - Employer.     4
  1.15 - Employer Matching Contribution Account    4
  1.16 - Employment Commencement Date  5
  1.17 - ERISA     5
  1.18 - Highly Compensated Employee   5
  1.19 - Hour of   5
   1.20 - Normal Retirement Date   6
  1.21 - Participant   6
  1.22 - Plan.     6
  1.23 - Plan Administrator    6
  1.24 - Plan Year     6

  1.25 - Pre-tax Contribution Account  7
  1.26 - Rollover Account  7
  1.27 - Service   7
  1.28 - Trust or Trust Fund   7
  1.29 - Trustee   7
  1.30 - Valuation Date    7
  1.31 - Year of Service   7

SECTION 2 - PARTICIPATION  8
  2.01 - Eligibility for Participation     8
  2.02 - Participation     8
  2.03 - Reemployment After Termination    8
  2.04 - Employees in a Bargaining Unit    8
  2.05 - Leased Employees  8

SECTION 3 - SALARY REDUCTION   9
  3.01 - Salary Reduction Agreement    9
  3.02 - Modification of Salary Reduction Agreement    9
  3.03 - Procedure for Making and Revoking Salary Reduction
Agreement   10
  3.04 - Non-Discrimination Provision For Deferrals (ADP Test)
10

SECTION 4 - PLAN CONTRIBUTIONS    11
  4.01 - Participant and Employer Contributions   11
  4.02 - Non-Discrimination Provision for Employer Matching
Contributions
(ACP Test)   12
  4.03 - Multiple Use of Alternative Limitations Under ADP and
ACP Test   12
  4.04 - Additional Limitation on Contributions
  4.05 - Return of Contributions  13
  4.06 - Participant Rollovers    15

SECTION 5 - ACCOUNT ADMINISTRATION    16
  5.01 - Types of Accounts    16
  5.02 - Investment of Contribution   16
  5.03 - Valuation of the Trust Fund  17
  5.04 - Allocation of Trust Fund Earnings and Losses to
Participant Account 18
  5.05 - Account Statements   18
  5.06 - Disposition of Forfeitures   18
  5.07 - PAYSOP Account - Discontinued    18

SECTION 6 - VESTING AND BENEFITS  19
  6.01 - Vesting  19
  6.02 - Benefits Upon Termination    20
  6.03 - Forfeitures  20
  6.04 - Vesting Upon Reemployment    20
  6.05 - Time of Benefit Payment  21
  6.06 - Withdrawals Prior to Termination 21
  6.07 - Loans    23

SECTION 7 - FORMS OF PAYMENT  25
  7.01 - Form of Payment - Hired Post-April 1, 1989   25
  7.02 - Forms of Payment - Hired Pre-April 1, 1989

SECTION 8 - DEATH BENEFIT     28
  8.01 - Pre-Retirement Death Benefits - Hired Post-April 1, 1989
28
  8.02 - Pre-Retirement Death Benefits - Hired Pre-April 1, 1989
28
  8.03 - Post-Retirement Death Benefits   29

SECTION 9 - LIMITATION ON CONTRIBUTIONS   30
  9.01 - Maximum Annual Contribution to the Plan  30
  9.02 - Additional Limitation Relating to Defined Benefit Plans
31

SECTION 10 - TOP HEAVY PROVISIONS     32
  10.01 - Scope   32
  10.02 - Top Heavy Statuws   32
  10.03 - Minimum Contribution    34
  10.04 - Limitation to Annual Additions  in Top Heavy Plan   35
  10.05 - Vesting     35

SECTION 11 - ADMINISTRATION OF THE PLAN    36
  11.01 - Plan Administrator  36
  11.02 - Organization and Procedures     36
  11.03 - Duties and Authority    36
  11.04 - Expenses and Assistance     37
  11.05 - Bonding and Insurance   37
  11.06 - Claims Procedure    37
  11.07 - Appeal Procedure    38
  11.08 - Plan Administration - Miscellaneous 39
  11.09 - Domestic Relations Orders   41
  11.10 - Plan Qualification  42
  11.11 - Deductible Contribution     42
  11.12 - Payment of Benefits Through Purchase  of Annuity
Contract     42

SECTION 12 - AMENDMENT AND TERMINATION     44
  12.01 - Amendment - General     44
  12.02 - Amendment - Consolidation or Merger 44
  12.03 - Termination of the Plan.    44
  12.04 - Allocation of the Trust Fund on   Termination of Plan
44

SECTION 13 - FUNDING  45
  13.01 - Contributions to the Trust Fund 45
  13.02 - Trust Fund for Exclusive Benefit  of Participants
45
  13.03 - Trustee     45
  13.04 - Investment Manager  45
  13.05 - Employer Common Stock   46

SECTION 14 - FIDUCIARIES  47
  14.01 - Limitation of Liability of the  Employer and Other  47
  14.02 - Indemnification of Fiduciaries  47
  14.03 - Scope of Indemnification     47

SIGNATURE PAGE      48

APPENDIX I      49
 PREAMBLE

 THIS SAVINGS PLAN (hereinafter referred to as the Plan and known as the Todd Shipyards Corporation Savings Investment Plan) is amended and restated effective April 1, 1989 by Todd Shipyards Corporation (hereinafter Employer).
 WHEREAS, the Plan is a profit sharing plan and was established effective July 1, 1984 to provide retirement benefits for Eligible Employees; and
 WHEREAS, the purpose of the Plan is to attract and retain Eligible Employees by providing them with an opportunity to save for their retirement, to permit them to derive benefits related to the financial results of the Todd Shipyards Corporation and affiliated companies, and to acquire an equity interest in the Employer; and
 WHEREAS, the Plan was amended and restated effective as of April 1, 1985 in order to (i) reflect the merger of the Todd Shipyards Corporation Stock Ownership Plan into this Plan on September 15, 1985, and (ii) comply with the Retirement Equity Act of 1984; and
 WHEREAS, the Employer desires to again amend and restate the Plan in order to (i) reflect the termination of PAYSOP Accounts effective April 1, 1989 and subsequent distribution of such Accounts, (ii) effect certain additional Plan changes, and (iii) comply with the Tax Reform Act of 1986 and subsequent federal legislation; and
 WHEREAS, the Plan shall be maintained for the exclusive benefit of covered employees, and is intended to comply with the Internal Revenue Code of 1986, as amended, including without limitation
Section 401(k) thereof, the Employee Retirement Income Security Act of 1974, as amended, and other applicable law;
 NOW, THEREFORE, except as otherwise specified herein, the Employer does hereby amend and restate the Plan as set forth in the following pages effective April 1, 1989, except that any change required by federal law, including without limitation amendments to the Internal Revenue Code, the Employee Retirement Income Security Act, or the Age Discrimination in Employment Act or regulations or rulings issued pursuant thereto shall be effective on the latest date on which such change may become effective and comply with such laws.
        SECTION 1    DEFINITIONS


The following terms when used herein shall have the following meaning, unless a different meaning is plainly required by the context. Capitalized terms are used throughout the Plan text for terms defined by this and other sections.

1.01 Account  Account means a Participants Employer Matching
Contribution Account, Pre-tax Contribution Account, After-tax
Contribution Account and Rollover Account, if any.

1.02 Administrative Committee
 Administrative Committee means the Committee as from time to time constituted and appointed by the Board of Directors to administer the Plan.

1.03 After-tax Contribution Account
 After-tax Contribution Account means an account established and maintained by the Trustee to hold a Participants after-tax contributions to the Plan. No after-tax contributions to the Plan shall be made after March 31, 1989.

1.04 Beneficiary
 Beneficiary means the person or persons designated to be the Beneficiary by the Participant in writing to the Administrative Committee. In the event a married Participant designates someone
other   than his or her spouse as Beneficiary, such initial
designation or subsequent change shall be invalid unless the spouse consents in a writing, which is notarized or witnessed by a Plan representative. If a Participant fails to designate a Beneficiary or no designated Beneficiary survives the Participant, the Beneficiary shall be the Participants spouse if he or she survives the Participant, or if there is no surviving spouse the Participants estate.

1.05 Board of Directors
 Board of Directors shall mean the Board of Directors of Todd
Shipyards   Corporation.

1.06 Break-in-Service Break-in-Service means any Plan Year in which an employee has less than 501 Hours of Service and which ends after terminating employment with the Employer. Solely for purposes of determining a Break-in-Service, Hours of Service shall also include all periods for which no compensation is received during temporary absences due to sickness, accident, military service, authorized leave of absence, jury duty, layoff, or absence (of a male or female employee) due to pregnancy, birth or adoption of a child, or caring for a child immediately following birth or adoption, subject to the limitation described below During such periods of temporary absence, Hours of Service shall be credited in accordance with the employees regular work schedule.
 Where a temporary absence due to a pregnancy, birth or adoption of a child, or caring for a child immediately following birth or adoption occurs during two Plan Years, hours are credited only in the first Plan Year if such hours are necessary to prevent a Break-in-Service. If such hours are not needed in the first Plan Year to avoid a Break-in-Service, then the total number of hours attributable to such leave including those that occurred in the first Plan Year shall be credited in the second Plan Year.
 Notwithstanding the foregoing, a Break-in-Service for a Participant who terminated employment prior to April 1, 1989 shall be determined under the terms of the Plan in effect at the time employment terminated.

1.07 Code
 Code means the Internal Revenue Code of 1986, as amended and including all regulations promulgated pursuant thereto.

1.08 Compensation
 Compensation, for any Plan Year, has the meaning set forth in
Section 415(c)(3) of the Code, provided, for purposes of determining who is a Highly Compensated Employee, Compensation shall also include Participant pre-tax contributions to this Plan and elective employee contributions to a cafeteria plan described in Code Section 125.
 Notwithstanding the foregoing, Compensation in excess of $200,000 shall be disregarded. This $200,000 limit shall be automatically adjusted to the maximum permissible dollar limitation permitted by the Commissioner of the Internal Revenue Service.

1.09 Disabled
 Disabled means that the employee is completely unable because of an accidental bodily injury or sickness to engage in the material and substantial duties of his or her occupation.

1.10 Earnings
 Earnings for each Plan Year means the total wages earned by an from the Employer which are considered wages under Section 3401(a) of the Code, and including any employee salary reduction contributions to this or another benefit plan; excluding overtime, bonuses, and other special compensation, such as severance pay.
 Notwithstanding the foregoing, annual remuneration during the Plan Year in excess of $200,000 shall be disregarded; provided, however, this $200,000 limit shall be automatically adjusted to the maximum dollar limitation permitted by the Commissioner of the Internal Revenue Service.

1.11 Effective Date
 Effective Date means July 1, 1984, or with respect to any Employer specified in appendices to this Plan, the date such Employer adopted the Plan.

1.12 Eligible Employee
 Eligible Employee means any Employee who is a full-time, regular, Employee who is not a leased employee or covered under a collective bargaining agreement where retirement benefits were the subject of good faith bargaining which does not provide for retirement benefits under this Plan.

1.13 Employee
 Employee means any person, other than a nonresident alien, who is employed by the Employer as a common law employee and any leased employee within the meaning of Code Section 414(n)(2); provided, however, if leased employees constitute less than twenty percent of the Employers non-highly compensated work force, the term Employee shall not include a leased employee who is covered by a plan maintained by the leasing organization which meets the requirements of Code Section 414(n)(5). No person shall be an Employee solely by reason of serving on the Board of Directors, or acting as a consultant to the Employer.

1.14 Employer
 Employer means Todd Shipyards Corporation, a New York corporation. For purposes other than Sections 11, 12 and 13, the term Employer shall also include such other corporations as provided from time to time in appendices to this Plan.

1.15 Employer Matching Contribution Account
 Employer Matching Contribution Account means an account established and maintained by the Trustee to receive a Participants share of Employer matching contributions to the Plan.

1.16 Employment Commencement Date
 Employment Commencement Date means the date on which an Eligible
Employee first completes an Hour of Service for the Employer during the current period of employment.

1.17 ERISA
 ERISA means the Employee Retirement Income Security Act of 1974, as amended, and including all regulations promulgated pursuant thereto.

1.18 Highly Compensated Employee
 Highly Compensated Employee means an employee who, during the Plan Year or the preceding twelve-month period is included in one of the following categories as within the meaning of Section 414(q) of the Code and regulations thereunder:
 (a) an employee who was at any time a 5% owner of an Employer;
 (b) an employee who received Compensation from an Employer in excess of the dollar limitation under Section 414(q)(1)(B) of the ($81,720 for the Plan Year ending December 31, 1989);
 (c) an employee who received Compensation from an Employer in
excess    of the dollar limitation contained in Section
414(q)(1)(C) of the Code ($54,480 for the Plan Year ending December 31, 1989) and was in the Top Paid Group as defined in
Section 414(q)(4) of the Code; or
 (d) an officer of an Employer whose annual Compensation exceeds 50% of the dollar limitation under Section 415(b)(1)(A) of the
Code    ($49,032 for the Plan Year ending December 31, 1989).
 An employee described in subparagraphs (b) through (d) above for the Plan Year in question, who is not one of the 100 highest paid employees in the current Plan Year, will not be considered a Highly Compensated Employee for the current year unless he or she was a Highly Compensated Employee in the preceding Plan Year.
No more than 50 employees shall be considered officers or if less, no more than the greater of (i) 3 or (ii) 10% of all employees shall be considered officers. If all officers earn less than the Compensation threshold in subparagraph (d) above, then the highest paid officer shall be considered highly compensated.
A former employee shall be considered a Highly Compensated Employee if he or she was a Highly Compensated Employee when he or she separated from service or at any time after attaining age 55.

1.19 Hour of Service
 Hour of Service means each hour for which an employee is paid or entitled to payment on account of:
 (a) performance of duties for the Employer,
 (b) a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence. No more than 501 Hours of Service shall be credited under this paragraph for any single continuous period (whether or not such period occurs in a single computation period). Hours under this paragraph shall be calculated and credited pursuant to 29 CFR 2530.200b-2(b) and (c), which are incorporated herein by this reference; and
 (c) an award of back pay, irrespective of mitigation of damages, agreed to by the Employer. However, hours credited under (a) or
(b) above shall not also be credited under this subsection (c). With respect to all employees or any nondiscriminatory class of employees, and in lieu of crediting actual Hours of Service, the Employer may elect to credit a specified number of hours depending on the employees normal pay period, for each pay period in which the employee has at least one Hour of Service, as
follows: Pay Period    Hours Credited Weekly    45 Semi-monthly
95 Bi-weekly 95 Monthly  190

1.20 Normal Retirement Date
Normal Retirement Date means the first day of the month coinciding with or immediately preceding the Participants sixty-fifth (65th) birthday.

1.21 Participant
 Participant means any Eligible Employee who qualifies for participation pursuant to Section 2. A non-vested Participant shall cease to be a Participant on the date he or she terminates. A vested Participant shall cease to be a Participant when his or her benefit payments are completed.

1.22 Plan
Plan means the Todd Shipyards Corporation Savings Investment Plan either in its previous or present form or as amended from time to time.

1.23 Plan Administrator
Plan Administrator means the person or entity designated in
Section 11 to administer the Plan.

1.24 Plan Year
Plan Year means the twelve month period commencing each April 1
and    ending each March 31 from and after the Effective Date;
provided,    however, that the first Plan Year began July 1, 1984
and ended March    31, 1985.

1.25 Pre-tax Contribution Account
Pre-tax Contribution Account means an account established and maintained by the Trustee to receive a Participants pre-tax contributions to the Plan.

1.26 Rollover Account
Rollover Account means an account established and maintained by
the    Trustee to hold a Participants rollover contribution to
the Plan.

1.27 Service
Service with the Employer means periods for which an employee is paid  or entitled to payment for the performance of duties for
the    Employer.

1.28 Trust or Trust Fund
Trust or Trust Fund means the trust fund into which shall be paid all contributions and from which all benefits shall be paid under this Plan.

1.29 Trustee
Trustee means the trustee or trustees who receive, hold, invest,
and   disburse the assets of the Trust in accordance with the
terms and    provisions set forth in a trust agreement.

1.30    Valuation Date
Valuation Date means the last business day of each calendar
quarter  and the last business day of any other calendar month as
the Plan   Administrator may designate from time to time.

1.31   Year of Service
Year of Service means each April 1 to March 31 period in which an employee has 1,000 or more Hours of Service.
An employees Years of Service shall also include service with any employer which is a member of a controlled group of corporations (within the meaning of section 414(b) of the Code) which includes
the   Employer, service with any trade or business under common
control   (within the meaning of Section 414(c) of the Code) with
the Employer,  and service with any employer which is a member of
an affiliated   service group (within the meaning of Section
414(m) of the Code) which includes the Employer. Where the Employer maintains the plan of a predecessor employer, service for such predecessor employer will be treated as service for the Employer, as required by the Code.

SECTION 2    PARTICIPATION

2.01  Eligibility for Participation
Each Eligible Employee who is not already a Participant, shall qualify to become a Participant in this Plan on the six-month anniversary of his or her Employment Commencement Date, provided he or she is an Eligible Employee on such date.
Notwithstanding the foregoing, in no event shall an Eligible Employee qualify for participation later than the completion of a twelve consecutive month period within which the employee has at least 1,000 Hours of Service. The twelve-month period used for this determination shall start on the employees Employment Commencement Date and April firsts thereafter.
2.02  Participation
Each Eligible Employee shall be notified of Plan eligibility and shall be provided with an enrollment form, which includes a salary reduction agreement. Each Eligible Employee shall indicate a percentage of salary he or she elects to contribute to the Plan and any additional information requested on the enrollment form. If an Eligible Employee does not complete an enrollment form when he or she first qualifies for participation, he or she may complete an enrollment form at any later date. Participation shall commence on the first day of the month coinciding with or following 30 days after the date an Eligible Employee submits an enrollment form to the Administrative Committee.

2.03  Reemployment After Termination
Upon the reemployment of a terminated former Participant as an Eligible Employee, he or she shall immediately become a Participant.
An employee who terminates prior to becoming a Participant and is later reemployed shall become a Participant upon satisfying the requirements of Section 2.01 and 2.02 after becoming reemployed. Service during the prior period of employment shall be disregarded for purposes of determining eligibility for participation under this Plan.
2.04  Employees in a Bargaining Unit
An employee belonging to a collective bargaining unit, which has entered an agreement with the Employer that does not provide for retirement benefits under this Plan, shall not qualify for participation. If such an employee is a Participant when such an agreement is entered, the employee shall cease active participation on the effective date of the bargaining agreement.

2.05  Leased Employees
Notwithstanding any Plan provision to the contrary, for purposes of applying the qualified plan requirements set forth in Section 414(n)(3) of the Code, the term Employees shall have the meaning set forth in Plan Section 1.13 herein. However, a leased Employee shall not be eligible to become a Participant in this Plan.

SECTION 3 SALARY REDUCTION

3.01  Salary Reduction Agreement
(a) General An employee who qualifies for participation and desires to become a Participant (or resume active participation pursuant to Section 2.03 or 3.02) shall enter a salary reduction agreement with the Employer. Such agreement shall authorize the Employer to make payroll deductions equal to a whole percentage of Earnings for each Plan Year. Payroll deductions shall be equal to a whole percentage of Earnings between 1% and 16% and shall be designated as pre-tax contributions. Payroll deductions shall be based on Earnings on the first day of each payroll period. The salary reduction agreement shall be effective on the date when the employee commences (or resumes) participation and shall remain in effect until such agreement is superseded by a subsequent agreement or revoked. Contributions shall be deducted from Participant Earnings each payroll period, except for those periods in which the contribution amount exceeds the amount remaining after other payroll deductions. In the event a deduction is not taken in a payroll period, the Administration Committee, with sole discretion, shall determine whether there will be a make-up deduction in a subsequent payroll period.
(b) Maximum Dollar Contribution Notwithstanding the foregoing, pre-tax contributions for any calendar year shall not exceed the maximum dollar limitation on elective deferrals under Section 402(g) of the Code ($7,627 for 1989).
3.02  Participant Modification of Salary Reduction Agreement
The payroll deduction percentages designated in the Participants salary reduction agreement shall continue in effect regardless of changes in Earnings until the Participant elects in writing to change the percentage. A Participant may change the contribution amount effective on the first day of the first payroll period commencing during a calendar quarter by completing a new salary reduction agreement and submitting it to the Administrative Committee. Such agreement must be submitted to the Administrative Committee at least thirty (30) days in advance of the date it will become effective. Completion of a salary reduction agreement shall automatically revoke all prior salary reduction agreements entered into by a Participant.
A Participant may discontinue contributions effective on the first day of any future payroll period by submitting a request form to the Administrative Committee prior to the effective date. A Participant may resume contributions with respect to any future payroll period, which is the first complete payroll period during a calendar quarter, by completing a new salary reduction agreement and submitting it to the Administrative Committee at least thirty (30) days before the beginning of such payroll period.
 3.03  Procedure for Making and Revoking Salary Reduction
Agreement
 The salary reduction agreement and any modification or revocation thereof shall be made by the Participant on such form, within such time and in accordance with such rules and procedures as prescribed by the Administrative Committee.
3.04  Non-Discrimination Provision For Deferrals (ADP Test)
For each Plan Year, the Plan must meet one of the actual deferral percentage (hereinafter ADP) tests described below to satisfy the non-discrimination requirement. For purposes of this ADP test, Eligible Employees who do not qualify for participation pursuant to Section 2 shall not be considered.
(a) The ADP for the group of Eligible Employees who are Highly Compensated Employees does not exceed the ADP for all other Eligible Employees multiplied by 1.25; or
(b) The ADP for the group of Eligible Employees who are Highly Compensated Employees (i) is not more than two percentage higher than the ADP for all other Eligible Employees and (ii) does not exceed the ADP for all other Eligible Employees multiplied by 2. The ADP for a specified group of Eligible Employees shall be the average of the ratios (calculated separately for each employee in the group to the nearest one-hundredth of one percent of the employees Compensation) of (i) Participant pre-tax contributions to (ii) the employees Compensation, determined in accordance with Code Section 401(k) and regulations pursuant thereto.
In applying the foregoing tests, Compensation paid to and pre-tax contributions on behalf of family members (as defined in Code
Section 414(q)(6)(B)) of a Highly Compensated Employee who is a 5% owner or in the group consisting of the ten Highly Compensated Employees paid the greatest Compensation shall be attributed to the Highly Compensated Employee, and such family member shall not be considered a separate employee.

SECTION 4  PLAN CONTRIBUTIONS

4.01  Participant and Employer Contributions
(a) Participant Payroll Deduction Contributions The Employer shall make a Participant contribution on behalf of each active Participant in an amount equal to 100% of the pre-tax payroll deduction amount pursuant to the Participants salary reduction agreement for each payroll period. Participant contributions shall be credited to the Participants Pre-tax Contribution Account. The Employer shall pay the Participant contribution for each payroll period to the Trustee within a reasonable time after the last payroll period in each month.
(b) Employer Matching Contributions (1) Basic Matching Contribution The Employer may make a discretionary Employer
basic matching   contribution for any calendar quarter in an
amount equal to a   specified percentage of the first 6% of each
Participants pre-  tax contributions.  The Board of Directors
shall determine the    percentage match, if any, to be
contributed each quarter,   depending on the profits and
performance of the Employer. This basic matching contribution
shall be credited to the Employer   Matching Contribution
Account, and shall be paid in cash to the   Trustee within a
reasonable time after each calendar quarter. (2)  Supplemental
Matching Contribution   The Employer may also make a
discretionary Employer supplemental matching contribution for any Plan Year on behalf of each Participant who is employed on the last day of the Plan Year and each Participant who terminated during the Plan Year due to termination of employment on or after Normal Retirement Date, total and permanent Disability, or death. The Board of Directors shall determine each Plan Year whether a supplemental matching contribution will be made and the amount, if any, depending on the profits and performance of the Employer. Employer supplemental matching contributions shall be credited to the Employer Matching Contribution Account, and shall be paid in cash to the Trustee within a reasonable time after the last payroll period in the Plan Year.
(c) Time of Contribution In no event shall contributions for any Plan Year be made later than the time prescribed by law (i) for the deduction of such contributions for purposes of federal income tax, as determined by the applicable provisions of the Code, or (ii) for making such contributions under a cash or deferred arrangement (within the meaning of Section 401(k) of the Code).
4.02   Non-Discrimination Provision for   Employer Matching
Contributions (ACP Test)
For each Plan Year the Plan must meet one of the average contribution percentage (hereinafter ACP) tests described below to satisfy this non-discrimination requirement. For purposes of this ACP test, Eligible Employees who do not qualify for Participation pursuant to Section 2 shall not be considered.
(a) The ACP for the group of Eligible Employees who are Highly Compensated Employees does not exceed the ACP for all other Eligible Employees multiplied by 1.25; or
(b) The ACP for the group of Eligible Employees who are Highly Compensated Employees (i) is not more than two percentage points higher than the ACP for all other Eligible Employees and (ii) does not exceed the ACP for all other Eligible Employees multiplied by 2.
The ACP for a specified group of Eligible Employees shall be the average of the ratios (calculated separately for each employee in the group to the nearest one-hundredth of one percent of the employees Compensation) of (i) Employer matching contributions on behalf of each such employee, to (ii) the employees Compensation, determined in accordance with Code Section 401(m) and regulations pursuant thereto.
In applying the foregoing tests, Compensation paid to and pre-tax contributions on behalf of family members (as defined in Code
Section 414(q)(6)(B)) of a Highly Compensated Employee who is a 5% owner or in the group consisting of the ten Highly Compensated Employees paid the greatest Compensation shall be attributed to the Highly Compensated Employee, and such family member shall not be considered a separate employee.
4.03  Multiple Use of Alternative Limitations  Under ADP and ACP
Tests
If the sum of the ADP and ACP for Highly Compensated Employees determined under Section 3.04 and Section 4.02, respectively, after correcting any excess deferrals or contributions pursuant to Section 4.05, exceeds the Aggregate Limit defined below, then Highly Compensated Employee contributions shall be further limited pursuant to this section. This multiple use limitation shall be applied in accordance with the provisions of Proposed Treas. Reg. Sections 1.401(m)-1 and 1.401(m)-2.

The Aggregate Limit means the sum of:
(a) 1.25 multiplied by the greater of (i) the ACP, or (ii) the ADP for the group of all Eligible Employees who are not Highly Compensated Employees, and
(b) the lesser of: (1) two plus the lesser of (i) the ACP, or
(ii) the ADP for the group of all Eligible Employees who are not Highly Compensated Employees, or (2) two multiplied by the lesser of (i) the ACP, or (ii) the ADP for the group of all
Eligible Employees who are not Highly    Compensated Employees.
In the event contributions exceed this Aggregate Limit, Participant pre-tax contributions shall be considered excess contributions pursuant to the applicable subparagraph of Section
4.05 and shall be returned to Highly Compensated Employees
pursuant thereto.
4.04  Additional Limitation on Contributions
If at any time during a Plan Year the Administrative Committee determines on a projected basis that it is necessary to reduce the Participant pre-tax contributions or Employer matching contributions to satisfy the dollar limit on annual deferrals, the ADP non-discrimination test, the ACP non-discrimination test, or the multiple use of alternative limitations test, it shall have the authority to do so in such amounts and for such periods of time as it shall deem necessary under the circumstances.
the Administrative Committee may, in its sole discretion, elect to aggregate Employer matching contributions with pre-tax employee contributions to the extent necessary to satisfy the ADP discrimination test. Notwithstanding any Plan provisions to the contrary, any Employer matching contributions so aggregated shall be 100% vested and may not be withdrawn upon hardship.
4.05  Return of Contributions
(a)   Mistake of Fact If the amount of contribution made to the
Plan by the Employer for   any Plan Year is in excess of the
amount required under Section 4.01, and such excess payment is due to mistake of fact, the Employer shall have the right to recover such excess contribution within one year after the date the contribution is made to the Trustee. The return of a contribution shall be permitted hereunder only if the amount so returned (i) is the excess of the amount actually contributed over the amount which would have otherwise been contributed, (ii) does not include the earnings attributable to such contribution, and (iii) is reduced by any losses attributable to such contribution.
(b) Contributions in Excess of Dollar Limitation An excess deferral exists if pre-tax contributions under this Plan together with any other plans subject to the deferral limit in Code
Section 402(g) (for 1989 this limit is $7,627) exceed such dollar limitation for any calendar year. In the event an excess deferral exists in plans maintained by the Employer, such excess deferral, adjusted for investment gains or losses, less amounts previously returned pursuant to subparagraph (c), shall be distributed no later than April 15 following the calendar year in
which the excess deferral occurred.   In the event an excess
deferral exists in plans maintained by the Employer and any other employer, and a Participant submits a written request for a return of excess deferrals by March 1 following the calendar year in which an excess deferral occurs, the Administrative Committee shall distribute such excess deferral, adjusted for investment gains or losses, less amounts previously returned pursuant to subparagraph (c), no later than April 15 following the calendar year in which the excess deferral occurred. Such written request shall contain information which the Administrative
Committee  may require.
(c) ADP Excess Contribution An ADP excess contribution exists if contributions under this Plan on behalf of Highly Compensated Employees fail to meet the ADP test described in Section 3.04. Within twelve months after the end of the Plan Year for which there is an excess, contributions which exceed the ADP limitation adjusted for earnings and losses, less amounts previously returned pursuant to subparagraph (b), shall be distributed to Highly Compensated Employees by reducing each Highly Compensated Employees deferral in the order of deferral percentages beginning with the highest.
(d) ACP Excess Contributions An ACP excess contribution exists if contributions under this Plan on behalf of Highly Compensated Employees fail to meet the ACP test described in Section 4.02. Within twelve months after the end of the Plan Year for which there is an excess, Employer matching contributions which exceed
the ACP limitation adjusted for earnings   and losses of Highly
Compensated Employees shall be forfeited by reducing each Highly Compensated Employees Employer matching contributions in the order of contribution percentages beginning with the highest.
(e)  Vesting Exception Notwithstanding the vesting provisions of
Section 6, a Participant shall not have a nonforfeitable right to excess contributions which are returned or forfeited pursuant to this Section 4.05.
4.06  Participant Rollovers
An Eligible Employee may request in writing that the Administrative Committee permit acceptance of a rollover amount which was distributed from another qualified plan or conduit Individual Retirement Account (IRA). The amount must be rolled over by the Eligible Employee within 60 days of receiving the distribution from the other plan or conduit IRA. The Administrative Committee shall have total discretion over acceptance of such amounts into this Plan; provided, rollovers of any type of property other than cash will not be accepted. In the event an Eligible Employee is permitted to contribute a rollover amount, such amount shall be allocated to a separate, fully vested account and subject to the same terms of the Plan as other amounts in a Pre-tax Contribution Account, provided, amounts in a Rollover Account may not be withdrawn upon hardship.
If the Eligible Employee never satisfies the participation requirements of Section 2, the Eligible Employee shall be considered a Participant only with respect to the rollover amount, and such amount shall be distributed in a lump sum upon termination of employment.

SECTION 5  ACCOUNT ADMINISTRATION

5.01  Types of Accounts
All contributions shall be made to the Trust Fund which will have the following types of active accounts for each Participant:
(a) Pre-tax Contribution Account (b) Employer Matching Contribution Account (c) Rollover Account
In addition, the Trust Fund may have the following inactive account for each Participant:
(d) After-Tax Contribution Account
No new contributions shall be made to inactive accounts after March 31, 1989, however, they shall continue to be credited with investment earnings and losses.
5.02    Investment of Contributions
The Trust Fund shall be divided into one or more investment subfunds. Initially there shall be the following four subfunds:
(a) Diversified Equity Fund (Fund A)    A fund consisting of
common or capital stocks, notes, debentures or preferred stocks convertible into common or capital stocks, or in other similar types of equity investments, whether domestic or foreign (but excluding securities of the Employer or its affiliates) or securities issued by a mutual fund primarily invested in such items (whether or not including stock or securities of the Employer or its affiliates).
(b) Income Fund (Fund B)    A fund consisting of securities
producing current income (excluding securities of the Employer or
its affiliates) or    securities issued by a mutual fund
primarily invested in such securities (whether or not including
securities of the Employer    or its affiliates).
(c) United States Government Obligations Fund (Fund C)    A fund
consisting of United States Government bonds, United States Treasury bills and other instruments issued or guaranteed by the United States.
(d) Todd Common Stock Fund (Fund D)    A fund consisting
exclusively of Todd Shipyards Corporation Common Stock. Notwithstanding the foregoing, any subfund may hold for investment any assets permitted by the terms of the Trust agreement, including without limitation, cash or other types of short-term investments. Additional subfunds may be established by agreement between the Administrative Committee and the Trustee.
Each Participant may direct the Administrative Committee to invest his or her Accounts among the available investment subfunds. An investment request shall remain effective with regard to all subsequent amounts credited to a Participants Account, until changed in accordance with the provisions of this section.
(e) Upon Enrollment    Upon becoming a Participant, an Employee
may allocate future contributions to his or her Account among the
investment subfunds    in 25% increments, by giving written
direction to the Administrative Committee. If an employee fails to make an election, 100% of the contribution will be allocated
to the U.S.    Government Obligations Fund (Fund C).
 (f) Changing Future Contributions    A Participant may change
his or her investment election with respect to future contributions, effective on the first day of the first payroll period beginning on or after the first day of any calendar quarter, by giving written direction to the Administrative Committee at least thirty (30) days before the beginning of the calendar quarter. Future contributions must be allocated among the investment subfunds in 25% increments.
 (g) Changing Existing Contributions    A Participant may change
his or her investment election with respect to an existing Account by giving written direction to the Administrative Committee at least thirty (30) days before the beginning of a calendar quarter. Existing account balances may be moved among the various investment options so that the amount invested in a particular option as of the Valuation Date which immediately
precedes the applicable January 1, April 1, July 1,    or October
1, represents 25%, 50%, 75% or 100% of the total value    of the
Participants Accounts as of that Valuation Date. Assets shall be moved among investment subfunds to effect this change as soon as administratively feasible following the applicable Valuation Date.
 5.03    Valuation of the Trust Fund
 The fair market value of the Trust Fund shall be determined as of each Valuation Date and at any time specifically requested by the Plan Administrator. Any portion of the Trust Fund held under an insurance contract in which asset values are only maintained on a book value basis shall have that portion of the Trust Fund valued at book value rather than market value.
 5.04  Allocation of Trust Fund Earnings and Losses to
Participant Accounts
 As of each Valuation Date, any increase or decrease in the fair market value (including interest, dividends, realized and unrealized gains and losses) of any subfund shall be allocated among the Participant Accounts on the basis of the interests in the particular subfund held in the Accounts as of the immediately preceding Valuation Date, adjusted for contributions, distributions and transfers made since that date.
 Notwithstanding the foregoing, in the event a terminated Participant has received a distribution of his or her vested benefit, the nonvested portion of his or her Participants Account shall not be credited with Trust Fund earnings and losses pursuant to this section after the Valuation Date which coincides with or next follows the date of termination of employment.
 5.05  Account Statements
 Each Participant shall be provided with a statement of his or her Accounts under the Plan showing the Account values as of each Valuation Date. If within thirty (30) days after the statement is mailed the Participant makes no objection to the statement, it shall become binding and conclusive on the Participant and any Beneficiary.
 5.06  Disposition of Forfeitures
 As of the end of each Plan Year, amounts forfeited pursuant to
Section 6, if any, by any Participant shall be used first to restore Accounts pursuant to Section 6.03, and then shall be allocated among the Employer Matching Contribution Accounts of each Participant who is employed on the last day of the Plan Year, in the same proportion as each such Participants pre-tax contributions up to 6% of Earnings bears to the aggregate of all pre-tax contributions up to 6% of Earnings made by Participants who will receive a share of the forfeiture.
 5.07  PAYSOP Account - Discontinued
 Prior to April 1, 1989, the Plan permitted PAYSOP contributions which were allocated to PAYSOP Accounts on behalf of each Participant. Effective April 1, 1989, no new PAYSOP contributions shall be made to the Plan and PAYSOP Accounts shall be distributed or transferred as determined by the Administrative Committee as soon as administratively feasible thereafter.

SECTION 6    VESTING AND BENEFITS

 6.01  Vesting
 (a) Participant Pre-tax Contribution Account    Each Participant
shall have a 100% vested, nonforfeitable right    to his or her
Pre-tax Contribution Account.
 (b) Participant After-tax Contribution Account    Each
Participant shall have a 100% vested, nonforfeitable right    to
his or her After-tax Contribution Account.
 (c) Rollover Account    Each Participant shall have a 100%
vested, nonforfeitable right    to his or her Rollover Account.
 (d) Employer Matching Contribution Account Each Participant shall have a vested, nonforfeitable right to his or her Employer Matching Contribution Account based on his or her Years of Service multiplied by the appropriate vesting percentage in accordance with the following table: Years of Service Percent
Vested   Less than 1 year 0%   1 year  20%   2 years 40%   3
years 60%   4 years 80%   5 years or more    100% In addition,
each Participant shall have a 100% vested, nonforfeitable right to his or her Employer Matching Contribution Account upon his or her Normal Retirement Date, death, or Disability, provided he or she is an Employee on such date. In the event the Participant has received a prior distribution from his or her Employer Matching Contribution Account, the vested portion of the Account balance (including the amount which may yet be restored pursuant to
Section 6.03) following the distribution shall be determined by application of the following formula: X = P(AB+D) - D; where X equals the vested amount P equals the employees vested interest
in the Employer Matching   Contribution Account at the time of
subsequent distribution;  AB equals the balance of the Account at
the time of subsequent   distribution; and D equals the amount
previously distributed from the Employer Matching Contribution Account. Notwithstanding the foregoing, this formula does not apply if the Participant has repaid the prior distribution pursuant to Section 6.04(b). Also, the formula does not apply if the prior distribution may not be repaid because the Participant has incurred five or more consecutive one year Breaks-in-Service, or because five years or more have elapsed since the date of reemployment.
 6.02 Benefits Upon Termination
 A Participant shall be eligible to receive a distribution of his or her Accounts, to the extent vested, upon termination of employment, death or Disability.
 Notwithstanding the foregoing, in the event a Participant again becomes an employee before benefits commence, he or she shall no longer be eligible to receive a distribution.
 6.03  Forfeitures
 In the event a Participant terminates prior to becoming 100% vested in his or her Employer Matching Contribution Account, the non-vested shall be forfeited upon a one year Break-in-Service. The amount forfeited shall equal the non-vested balance as of the Valuation Date coinciding with or next following termination of employment.
 If such Participant returns to Service before suffering five consecutive one year Breaks-in-Service, the amount forfeited shall be restored as of the last day of the Plan Year in which the Participant returns to Service and repays in full any prior distribution according to Section 6.04.
 Assets to restore amounts forfeited shall be taken first from current forfeitures. If forfeitures are inadequate to fully reinstate the Account, assets shall be taken from investment earnings. In the event that current year forfeitures and investment earnings are inadequate to fully reinstate the Account, the Employer shall make a contribution in addition to the contributions required under Section 4.01 equal to the balance necessary to fully reinstate the Account.
 If a terminated Participant is reemployed after sustaining five consecutive one year Breaks-in-Service, the amount forfeited shall not be restored.
 6.04  Vesting Upon Reemployment
 (a) Years of Service    If a terminated employee later becomes a
Participant again    following reemployment, all Years of Service
before and after the    Break-in-Service shall be taken into
account in determining the    Participants vested interest in the
Employer Matching    Contribution Account established upon
reemployment.
 (b) Repayment    If a Participant forfeited all or a portion of
his or her EmployerMatching Contribution Account upon termination
and he or    she returns to Service prior to incurring five
consecutive one    year Breaks-in-Service, the Participant may
elect to repay the amount previously distributed from his or her Employer Matching Contribution Account.Such Participant may elect to repay his or her prior distributionwithin five years following reemployment. The forfeited amount shall be restored upon such repayment pursuant to Section 6.03.Amounts repaid shall be 100% vested and shall be invested in the same manner as future contributions.
 6.05    Time of Benefit Payment
 (a) Benefit Commencement    A Participant who is eligible for
benefits may request benefit commencement by written notice to the Administrative Committee. Benefits may commence at any time
following termination and on or    before April 1 following the
calendar year in which the Participant attains age 70-1/2. Benefits shall be paid as soon as practical following a request for payment and determination of the amount of payment under
Section 6.05(b).   If such a Participant fails to request benefit
commencement,    benefits shall commence on or immediately
preceding April 1    following the calendar year in which the
Participant attains age   70-1/2.  In no event shall benefits
commence later than April 1    following the calendar year in
which the Participant attains age  70-1/2, regardless of whether
the Participant continues in Service   after that date.
 (b)    Amount of Payment   The amount distributed shall be based
on the Account balance    determined as of the later of:  (i) the
Valuation Date coinciding    with or following the date the
Participant terminates employment,    or (ii) any later Valuation
Date which next precedes the date    benefits commence.
 (c)    Small Benefits    Notwithstanding any election to
commence benefits or lack thereof,   the Administrative Committee
shall distribute a benefit which is    $3,500.00 or less, as soon
as practical following termination of    employment, death or
Disability, without Participant or    Beneficiary consent.
Benefits shall be paid in cash; provided,   however if the
Participants Account is invested in Employer    common stock,
benefits shall be paid in whole shares of common    stock which
are credited to the Participants Account and the    remainder of
the benefit, including fractional shares of stock    shall be
paid in cash.
 6.06   Withdrawals Prior to Termination
 (a) General Withdrawal  A Participant may apply to the
Administrative Committee for   withdrawal of all or a portion of
the following Accounts at the  following times prior to
termination of employment:
   Account Time of Withdrawal After-tax Contribution Account
Any time Pre-tax Contribution Account   After age 59-1/2 Vested
Employer Matching Contribution Account    After age 59-1/2
Rollover Account After age 59-1/2 A withdrawal request by a married Participant shall be invalid unless the written request is signed by the Participants spouse and the spouses signature is notarized, or witnessed by a Plan representa-tive. A Participant may not request a withdrawal more than once each calendar quarter. The minimum amount which may be withdrawn is the lesser of $250 and the total vested Account balance which may be withdrawn. A withdrawal shall be paid within a reasonable time following thirty (30) days after the Administrative Committee receives the request.
 (b) Hardship Withdrawal A Participant may apply to the Administrative Committee for a hardship withdrawal prior to termination of employment of his or her:
    (i) Pre-tax Contribution Account (formerly referred to as the
Basic Contribution Account) balance as of December 31,    1988,
and
    (ii)    Pre-tax contributions after December 31, 1988,
excluding    earnings thereon. All hardship withdrawals are
subject to Administrative Committee approval. A withdrawal request by a married Participant shall be invalid unless the written request is signed by the Participants spouse and the spouses signature is notarized, or witnessed by a Plan representative. A hardship withdrawal shall only be approved if it is for a specific type of expense and if it is necessary to satisfy such expense. Hardship withdrawals are available only to pay for the following expenses:
    (iii) medical expenses described in Code Section 213(d) incurred by the Participant, or his or her spouse or dependents (as defined in Code Section 152);
    (iv) purchase (excluding mortgage payments) of a principal residence for the Participant;
    (v) tuition for the next semester or quarter of post-secondary education for the Participant, his or her spouse, children, or dependents; or
    (vi) preventing eviction of the Participant from his or her principal residence or foreclosure on the mortgage of the Participants principal residence.
    A distribution shall be deemed to be necessary to satisfy an
expense    described in (iii) through (vi) above if both of the
following requirements are satisfied:
   (vii) the distribution is not in excess of the amount of such expense; and
   (viii) the Participant has obtained all distributions (other than hardship distributions), and all nontaxable loans currently available under all plans maintained by the Employer.
   A hardship distribution shall be deducted first from the
category of    available amounts described in (b)(ii) herein and
then from the   category of available amounts described in (b)(i)
herein.  Any amount    remaining in a Participants Pre-tax
Contribution Account after a    hardship withdrawal shall be
distributed in accordance with the terms   of the Plan.
   Participant pre-tax and after-tax contributions to this or any
other   qualified retirement plan or non-qualified deferred
compensation plan    maintained by the Employer shall be
suspended for twelve (12) months   after a hardship withdrawal.
Following a 12-month suspension, the   Participant may resume
contributions pursuant to Section 3.02.
   In addition, the Participant may not make a pre-tax
contribution to   the Plan or any other plan maintained by the
Employer for the    Participants taxable year immediately
following the taxable year of    the hardship withdrawal, in
excess of pre-tax contributions allowable   in Section 3.01 for
the next taxable year less the amount of such   Participants pre-
tax contributions for the taxable year of the   hardship
withdrawal.
   Notwithstanding the foregoing, a Participant whose
contributions have   been suspended for twelve months due to a
hardship withdrawal shall be   deemed to be an Eligible Employee
for purposes of the ADP test in    Section 3.04, ACP test in
Section 4.02, and multiple use test in   Section 4.03.

  6.07  Loans

 (a)    General
   A Participant may apply to the Administrative Committee for a
loan    from his or her vested Accounts prior to termination.
   The Participants vested nonforfeitable right to his or her
Accounts   shall be determined without regard to any accumulated
deductible    employee contributions as the term is defined in
Code section 72(o).   Loan amounts shall be deducted from each
vested Account in the same   proportion that each vested Account
balance bears to the total vested   balance of all Accounts.
   Only one loan may be outstanding at any time, and a subsequent
loan    may not be made until 30 days after the date a previous
loan is repaid in full.
   A loan application of a married Participant shall be invalid
unless    his or her spouse consents to the loan by signing the
loan application   and the spouses signature is notarized or
witnessed by a Plan    representative.

  (b    Minimum and Maximum Loan Amount
   The minimum amount which may be borrowed is $1,000.  In no
event shall   a loan at the time it is made exceed the lesser of:
    Total Vested Account Balance  Maximum Loan Amount    Less
than $20,000   $10,000    $20,000 or more  The lesser of:     (i)
$50,000 less the highest   outstanding loan balance    during the
twelve-month period, or    (ii)   50% of the total vested
Account balance.
 (c) Repayments The Participant may elect to repay the loan over any whole year term which does not exceed five years; provided, however, that the term for a loan used to purchase a primary residence for the Participant may not be longer than fifteen years. Once the loan is made, the repayment term may not be changed, provided, however, the Participant may elect to pre-pay the full outstanding loan balance at any time during the repayment term. Loans shall be repaid level payments made through payroll deduction each pay period until the loan is repaid. Payroll deductions shall commence with the first pay period following the loan distribution. A Participant who is on an approved leave of absence may continue repaying a loan by personal check each pay period. A fixed reasonable rate of
interest shall be charged for the term of  the loan.   Each
repayment shall be credited to each Account of a Participant in the same proportion that amounts were deducted from each Account to fund the loan. Repayments will be invested in the same manner
as new   contributions are invested. In the event a non-Key
Employee as defined in Section 10.02(g) wishes to deduct interest payments on a loan used to purchase a principle residence for the Participant, the Participant must provide all the documentation required by the Administrative Committee and pay any expenses associated with documenting a mortgage or deed of trust. Such documentation and loan collateral shall be subject to acceptance by the Administrative Committee.

SECTION 7   FORMS OF PAYMENT

 7.01  Form of Payment - Hired Post-March 31, 1989
 A Participant whose Employment Commencement Date is on or after April 1, 1989 shall receive his or her benefit in the form of a lump sum payment which represents the Participants entire interest in the Plan. Unless the Participant elects otherwise, lump sum payments shall be made in whole shares of Employer common stock allocated to the Participants Account and the remainder of his or her Account including fractional shares of Employer common stock shall be paid in cash. Alteratively, a Participant may elect to receive the entire lump sum payment in cash. Such election must be made in writing and submitted to the Administrative Committee with the election to commence benefits.
 7.02 Forms of Payment - Hired Pre-April 1, 1989
 Only a Participant whose Employment Commencement Date was prior to April 1, 1989 shall be subject to the form of payment provisions stated in this Section 7.02. Such a Participant may elect any one of the options described in (a) through (d) below within ninety days prior to his or her annuity starting date. Such election must be made in writing and submitted to the Administrative Committee with the election to commence benefits.
 (a) Whole Life Annuity A Whole Life Annuity shall be payable monthly from the annuity starting date to the first of the month preceding death.
 (b) Joint and Survivor Annuity A reduced Joint and Survivor Annuity shall be payable monthly to a terminated Participant from the annuity starting date to the first of the month preceding death. Following the Participants death, a monthly benefit equal to 50% of the reduced amount payable to the Participant shall be payable for life to the Participants spouse if living at the time of the Participants death. A Participant may not elect a joint annuitant other than his or her spouse. If the spouse dies after the Participants annuity starting date, the Participants payments will be in the same reduced amount as is otherwise payable under the Joint and Survivor Annuity. If the spouse dies prior to the Participants annuity starting date, any election of a form of benefit under this Section 7.02(b) shall be automatically cancelled. If the Participant dies prior to his or her annuity starting date, the spouse shall not be entitled to receive any payments under this Section 7.02(b). However, the spouse may be entitled to a benefit under Section 8.02.
 (c) Installments Installment payments made quarterly or annually in accordance with the Participants election, over a specified number of years, not to exceed five years. Each installment payment shall be determined by dividing the total value of the participants Accounts immediately before the installment is paid by the number of such remaining installments (including that installment). The Participants Account which is not yet distributed shall continue to be credited with
investment earnings and losses pursuant to section 5.04.   A
Participant may not elect a period over which installment payments shall be made which is expected, as of the annuity starting date, to exceed the Participants or Beneficiarys life expectancies. Also, a Participant may only elect a period of installments if the present value of benefits payable to the Participant is more than 50% of the present value of the benefits payable to the Participant and Beneficiary together, determined as of the date payments are to commence under the Plan.
 (d) Lump Sum A Lump Sum distribution shall be a single sum payment which represents the Participants entire interest in the Plan. Unless the Participant elects otherwise, lump sum payments shall be made in whole shares of Employer common stock allocated to the Participants Account and the remainder of his or her Account including fractional shares of Employer common stock shall be paid in cash. Alternatively, a Participant may elect to receive cash and only some of the total whole shares of Employer common stock, or all cash.
 (e) Automatic Form of Benefit Unless the Participant elects otherwise, benefits shall be paid as provided below: (1) Married Participants Any Participant who is married on the annuity starting date shall automatically be deemed to have elected the 50% Joint and Survivor Annuity option, effective as of such date, with his or her spouse as the joint annuitant (the Statutory 50% Joint and Survivor Annuity Option). A Participant may reject the Statutory 50% Joint and Survivor Annuity Option by filing a written notice with the Administrative Committee prior to his or her annuity starting date. Such notice must be signed by the Participants spouse and the spouses signature must be notarized, or witnessed by a Plan representative. In event the Statutory 50% Joint and Survivor Annuity Option is rejected and another form is not elected, benefits shall be paid in the form of a Whole Life Annuity. A Participant may file a rejection notice or revoke any such notice at anytime during the 90-day election period described above. (2) Other Participants Any other Participant shall receive his or her benefits in the form of a Whole Life Annuity.
 (f) Explanation of Forms of Payment The Administrative Committee shall furnish each Participant with a written explanation of the terms and conditions of the forms of payment upon the earlier of termination of employment, and nine months prior to the date the Participant first becomes eligible for retirement benefits under the Plan.

SECTION 8    DEATH BENEFIT

 8.01 Pre-Retirement Death Benefits - Hired Post-March 31, 1989 If a Participant whose Employment Commencement Date is on or after April 1, 1989 dies prior to the commencement of benefits, the Beneficiary shall receive a lump sum payment which represents the Participants entire interest in the Plan. Benefits shall commence as soon as practical following the Valuation Date coinciding with or next following the Participants death. Unless the Beneficiary elects otherwise, the lump sum benefit shall be paid in whole shares of Employer common stock allocated to the Participants Account and the remainder of the Account, including fractional shares of Employer common stock shall be paid in cash. Alternatively a Beneficiary may elect to receive the entire lump sum payment in cash. Such election must be made in writing and submitted to the Administrative Committee prior to the date benefits commence.
 8.02  Pre-Retirement Death Benefits - Hired Pre-April 1, 1989
 If a Participant whose Employment Commencement Date was prior to April 1, 1989 dies prior to the commencement of benefits, the Beneficiary shall receive a distribution of the Participants Accounts at the time and in the form described below.
 (a) Benefit Commencement Benefits for a non-spouse Beneficiary shall commence as soon as practical following the Valuation Date coinciding with or next following the Participants death. A spouse Beneficiary who is eligible for death benefits may request benefit commencement by written notice to the Administrative Committee. Benefits may commence at any time after the Participants death and on or before April 1 following the calendar year in which the Participant would have attained age
70-1/2.   Benefits shall be paid as soon as practical following a
request for payment. If the spouse Beneficiary fails to request benefit commencement, benefits shall commence on or immediately preceding April 1 following the calendar year in which the Participant would have attained age 70-1/2 if he or she had survived.
 (b) Form of Payment Death benefits for a non-spouse Beneficiary shall be paid in form of a lump sum payment. Unless the non-spouse Beneficiary elects otherwise, the lump sum shall be paid in whole shares of Employer common stock allocated to the Participants Account and the remainder of the Account including fractional shares of Employer common stock shall be paid in cash. Alternatively, a non-spouse Beneficiary may elect to receive the entire lump sum payment in cash. Such election must be made in writing and submitted to the Administrative Committee prior to the date benefits commence. Death benefits for a spouse Beneficiary shall be paid in the form of a whole life annuity unless the spouse Beneficiary files a written rejection with the Administrative Committee of the whole life annuity and instead elects to receive a lump sum form of payment as described in
Section 7.02(d).
 (c) Amount of Payment The amount distributed shall be based on the Account balance determined as of the later of: (i) the Valuation Date coinciding with or next following the date of the Participants death, or (ii) any later Valuation Date which next precedes the date benefits commence.
 (d) Small Benefits Notwithstanding any request for benefit commencement, or lack thereof, the Administrative Committee shall distribute any benefit which is $3,500.00 or less pursuant to
Section 6.05(c).
 8.03 Post-Retirement Death Benefits If a Participant dies after retirement benefits have commenced, no benefits will be payable under the Plan other than the retirement benefits payable under the form of payment in effect.


SECTION 9  LIMITATION ON CONTRIBUTIONS

 9.01  Maximum Annual Contribution to the Plan
 (a) Primary Rule Notwithstanding any other Plan provision to the contrary, the Annual Additions to a Participants Accounts in this Plan and any other defined contribution plan maintained by the Employer shall not exceed the lesser of $30,000 or 25% of the Participants Compensation.
 (b) Annual Additions Defined For purposes of Section 9, the term Annual Additions for any Participant in any Plan Year means the sum of: (1) the amount of Employer contributions and Participant pre-tax and after-tax contributions allocated to a Participants Accounts; (2) forfeitures allocated to the Participants Accounts; and (3) with respect only to the $30,000 limitation, amounts attributable to retiree medical benefits on behalf of a key employee in a separate account in a welfare fund subject to Code Section 419A.

 (c) Cost-of-Living Adjustment The $30,000 limit prescribed above shall be automatically adjusted for cost-of-living increases, to the maximum permissible dollar limitation determined by the Commissioner of Internal Revenue. The dollar amount applicable in computing the maximum contribution for any Participant shall be the dollar amount in effect for the calendar year in which the contribution is made.
 (d) Remedy If for any Plan Year the Annual Additions exceed the foregoing limitations, the Employer shall distribute or forfeit any amounts required under Section 4.05, then allocate the excess to a suspense account. The suspense account shall be credited with investment earnings and losses as of each Valuation Date in the same manner as Participant Accounts pursuant to Section 5.04 Such suspense account is for accounting purposes only and shall remain in the Trust Fund to be reallocated as provided below. Contents of the suspense account shall be allocated to all Participant Accounts on the next Valuation Date in the same manner as Employer Basic Matching Contributions pursuant to
Section 4.01(b). So long as any amount remains in the suspense account, the Employer shall not contribute to the Plan any amount which would cause an additional allocation to the suspense account. In the event of a complete or partial termination of the Plan, or a complete discontinuance of Employer matching contributions, the amount in the suspense account shall be allocated among Participant Accounts as though it were a Basic Matching Contribution made on the Valuation Date preceding the date of such complete or partial termination or discontinuance of contributions.
 9.02 Additional Limitation Relating to Defined Benefit Plans
 (a) Primary Rule For Participants who participate in this Plan and a defined benefit plan maintained by the Employer, the sum of (1) and (2) below for any calendar year may not exceed 1.0, as determined by the Administrative Committee. (1) The defined benefit plan fraction for any year is equal to the quotient of
(i) divided by (ii) below expressed as a fraction: (i) The projected annual benefit, (determined by projecting service, but not earnings, to normal retirement age) of the Participant under
the Plan determined as of the   close of the year. (ii) The
lesser of:  (a) 1.25 multiplied by the dollar  limitation in
effect for defined benefit plans under   Section 415 of the Code
for such year, or (b) 1.4   multiplied by 100% of the
Participants average annual  Compensation (based on the three
consecutive years   which produce the highest average, or the
longest   consecutive period if the Participant has less than
three consecutive years of Service). (2) The defined contribution plan fraction for any year is equal to the quotient of (i) divided by (ii) below expressed as a fraction: (i) The sum of
the Annual Additions to the Participants   Accounts for the
current year, as of the close of the   year, and for all prior
years from and after the   Employment Commencement Date. (ii) The
sum of the lesser of the following amounts for such  year and for
each prior year of Service with the   Employer (regardless of
whether a plan was in existence during those years): (a) 1.25 multiplied by the dollar limitation in effect for defined
contribution plans   under Section 415 of the Code for such year,
or (b) 1.4   multiplied by 25% of a Participants Compensation for
such year.
 (b) Remedy If such sum exceeds 1.0, the Annual Additions to this defined contribution Plan shall be reduced to the extent necessary to satisfy the limitations of this section.

SECTION 10 TOP HEAVY PROVISIONS

 10.01  Scope
 Notwithstanding any Plan provision to the contrary, for any Plan Year in which the Plan is Top Heavy within the meaning of Section 416(g) of the Code, the provisions of this Section 10 shall govern to the extent they conflict with or specify additional requirements to the Plan provisions governing Plan Years which are not Top Heavy.
 10.02  Top Heavy Status
 (a) Top Heavy This Plan shall be Top Heavy if, as of the Determination Date, (1) the Present Value of Accrued Benefits of Key Employees, or (2) the sum of the Aggregate Accounts of Key Employees under this Plan and any plan of an Aggregation Group, exceeds sixty percent (60%) of the Present Value of Accrued Benefits or the Aggregate Accounts of all Participants under this Plan and any plan of an Aggregation Group, determined in accordance with Code Section 416(g) and regulations thereunder. The Present Value of Accrued Benefits and/or Aggregate Account balance of a Participant who was previously a Key Employee but is no longer a Key Employee (or his or her Beneficiary), shall not be taken into account for purposes of determining Top Heavy status. Further, a Participants Present Value of Accrued Benefits and/or Aggregate Account balance shall not be taken into account if he or she has not performed services for the Employer at any time during the five year period ending on the Determination Date.
 (b) Super Top Heavy This Plan shall be Super Top Heavy if, as of the Determination Date, (1) the Present Value of Accrued Benefits of Key Employees, or (2) the sum of the Aggregate Accounts of Key Employees under this Plan and any plan of an Aggregation Group, exceeds ninety percent (90%) of the Present Value of Accrued Benefits or the Aggregate Accounts of all Participants under this Plan and any plan of an Aggregation Group.
 (c) Determination Date Whether the Plan is Top Heavy for any Plan Year shall be determined as of the Determination Date. Determination Date means (a) the last day of the preceding Plan Year, or (b) in the case of the first Plan Year, the last day of such Plan Year.
 (d) Valuation Date Valuation Date means, for purposes of determining Top Heaviness, the Determination Date instead of the meaning set forth in Section 1.30.
 (e) Aggregate Account Aggregate Account means, with respect to a Participant, the sum of: (i) his or her account balances as of
the Valuation Date; (ii)    contributions after the Valuation
Date due as of the  Determination Date; (iii)   distributions
prior to the Valuation Date, made during the Plan Year that contains the Determination Date and the four preceding Plan Years.
 (f) Present Value of Accrued Benefits The Present Value of Accrued Benefits with respect to a defined benefit plan shall be based upon the Participants accrued benefits and the actuarial assumptions as determined under the provisions of the applicable defined benefit plan.
 (g) Key Employee Key Employee means an employee or former employee (and his or her Beneficiaries) who, at any time during the Plan Year containing the Determination Date or any of the four preceding Plan Years, is included in one of the following categories as within the meaning of Section 416(i)(l) of the Code and regulations thereunder: (i) an officer of the Employer whose annual Compensation exceeds 50% of the dollar limitation under Code Section 415(b)(1)(A) (for 1989 this amount is $49,032), provided that no more than 50 employees shall be considered officers, or if less, the greater of 10% of the employees or 3,
(ii) one of the ten employees owning the largest interest in the Employer who owns more than a 0.5% interest of the Employer, and who earns more than the dollar limitation under Section 415(c)(1)(A) of the Code (for 1989, this amount is $30,000),
(iii)   an employee who owns more than 5% of the Employer, or
(iv) an employee who owns more than 1% of the Employer with annual Compensation from the Employer that exceeds $150,000.
 (h) Aggregation Group Aggregation Group means the group of plans that must be considered as a single plan for purposes of determining whether the plans within the group are Top Heavy (Required Aggregation Group), or the group of plans that may be aggregated for purposes of Top Heavy testing (Permissive Aggregation Group). The Determination Date for each plan must fall within the same calendar year in order to aggregate the plans. (i) The Required Aggregation Group includes each plan of the Employer in which a Key Employee is a participant in the Plan Year containing the Determination Date or any of the four preceding Plan Years, and each other plan of the Employer which, during this period, enables any plan in which a Key Employee participates to meet the minimum participation standards or non-discriminatory contribution requirements of Code Sections 401(a)(4) and 410.
    (ii) A Permissive Aggregation Group may include any Employer sponsored plan, provided the group as a whole continues to satisfy the minimum participation standards and non-discriminatory contribution requirements of Code Sections 401(a)(4) and 410. Each plan belonging to a Required Aggregation Group shall be deemed Top Heavy, or non-Top Heavy in accordance with the groups status. In a Permissive Aggregation Group that is determined Top Heavy only those plans that are required to be aggregated shall be Top Heavy. In a Permissive Aggregation Group that is not Top Heavy, no plan in the group shall be Top Heavy.
 10.03  Minimum Contribution
 (a) General Rule For any Plan Year in which the Plan is Top Heavy, the total Employer contribution under Section 4.01 and any forfeitures allocated to any non-key Participants account shall not be less than 3% of such Participants Compensation. Participant contributions under Section 4.01(a) are not considered when determining whether this 3% requirement is satisfied. However, in the event the Employer contributions and forfeitures allocated to each Key Employees account do not exceed 3% of his or her Compensation, such Employer contributions and forfeitures for non-Key Employees are only required to equal the highest percentage of Compensation, including Participant pre-tax contributions under Section 4.01(a), allocated to any Key Employees accounts for that Plan Year. The minimum contribution must be made on behalf of all non-Key Participants who are employed on the last day of the Plan Year including non-Key Employees who (1) failed to complete a Year of Service, or (2) declined to make any mandatory contributions to the Plan or enter a salary reduction agreement.
 (b) Special Two Plan Rule Where this Plan and a defined benefit plan belong to an Aggregation Group that is determined Top Heavy, the minimum contribution required under paragraph (a) above shall be increased to 5%.
 10.04  Limitation to Annual Additions in Top Heavy Plan
 For any Top Heavy Plan Year in which the Employer does not make the extra minimum allocation provided below, 1.0 shall replace the 1.25 factor found in the denominators of the defined benefit and defined contribution plan fractions under Section 9.02.
 If this Plan is Top Heavy, but is not Super Top Heavy, the fractions set forth in Section 9.02 shall remain unchanged provided the Employer makes an extra minimum allocation for non-Key Participants. The extra allocation (in addition to the minimum contribution set forth in 10.03) shall equal at least one percent (1%) of a non-Key Participants compensation.
 10.05  Vesting
 For any Top Heavy Plan Year, a Participants Accounts shall remain subject to the vesting provisions in Section 6.01.


SECTION 11 ADMINISTRATION OF THE PLAN
    11.01  Plan Administrator
 The Plan Administrator shall be the Employer. The Board of Directors shall appoint an Administrative Committee composed of three or more persons which shall carry out the general administration of the Plan. Every member of the Administrative Committee shall be deemed a fiduciary. No Administrative Committee member who is an employee shall receive compensation with respect to his or her service on the Administrative Committee. Any member of the Administrative Committee may resign by delivering written resignation to the Board of Directors and to the Secretary of the Administrative Committee. The Board of Directors may remove or replace any member of the Administrative Committee at any time. The General Counsel of the Employer shall be the agent of the Plan for service of legal process.
 11.02  Organization and Procedures
 The Administrative Committee shall elect a chairman from the members of the Administrative Committee and a secretary, who may or may not be a member of the Administrative Committee. The secretary shall have the primary responsibility for keeping a record of all meetings and acts of the Administrative Committee and shall have custody of all documents, the preservation of which shall be necessary or convenient to the efficient functioning of the Administrative Committee. All reports required by law may be signed by the chairman or another member of the Administrative Committee designated by the Committee, on behalf of all members of the Administrative Committee.
 The Administrative Committee shall act by a majority of its members in office and may adopt such by-laws and regulations as it deems desirable for the conduct of its affairs.
 11.03  Duties and Authority
 (a) Administrative Duties The Administrative Committee shall administer the Plan in a non-discriminatory manner for the exclusive benefit of Participants and their Beneficiaries. The Administrative Committee shall perform all such duties as are necessary to supervise the administration of the Plan and to control its operation in accordance with the terms thereof, including, but not limited to, the following: (1) Make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan; (2) Interpret the provisions of the Plan and determine, in its absolute discretion, any question arising under the Plan, or in connection with the administration or operation thereof; (3) Determine, in its absolute discretion, all considerations affecting the eligibility of any employee to be or become a Participant; (4) Determine eligibility for and amount of retirement benefits for any Participant; (5) Authorize and direct the Trustee with respect to all disbursements of benefits under the Plan; (6) Employ and engage such persons, counsel and agents and to obtain such administrative, clerical, medical, legal, audit and actuarial services as it may deem necessary in carrying out the provisions of the Plan.
 (b) Investment Authority The Administrative Committee shall have responsibility and authority with respect to the management, acquisition, disposition or investment of Plan assets to the extent such responsibility and authority is not delegated to an Investment Manager or Trustee.
 (c) General Authority The Administrative Committee shall have all powers necessary or appropriate to carry out its duties, including the power to construe in its absolute discretion; ambiguous or seemingly inconsistent provisions of the Plan. Any interpretation or construction of or action by the Administrative Committee with respect to the Plan and its administration shall be conclusive and binding upon any and all parties and persons affected hereby, subject to the exclusive appeal procedure set forth in Section 11.07.
 11.04  Expenses and Assistance
 All reasonable expenses which are necessary to operate and administer the Plan may be deducted from the Trust Fund or paid directly by the Employer, at the Employers discretion.
 11.05  Bonding and Insurance
 To the extent required by law, every Administrative Committee member, every fiduciary of the Plan and every person handling Plan funds shall be bonded. The Administrative Committee shall take such steps as are necessary to assure compliance with applicable bonding requirements. The Administrative Committee may apply for and obtain fiduciary liability insurance insuring the Plan against damages by reason of breach of fiduciary responsibility at the Plans expense and insuring each fiduciary against liability to the extent permissible by law at the Employers expense.
 11.06  Claims Procedure
 (a) Conditions of Payment Benefit payments under the Plan shall not be payable prior to the fulfillment of the following conditions: (1) The Administrative Committee has been furnished with such applications, consents, proofs of birth, address, form of benefit and other information the Administrative Committee deems necessary; (2) The Participant is eligible to receive benefits under the Plan as determined by the Administrative Committee. The amount of benefit payable to a Participant or Beneficiary shall be determined under the terms of the Plan in effect at the time the Participant terminates employment. The time benefits commence to a Participant or Beneficiary and the form of payment shall be determined under the terms of the Plan in effect at the time benefits commence.
 (b) Commencement of Payment Unless a Participant elects otherwise, the payment of benefits shall commence no later than 60 days after the end of the Plan Year in which the latest of the following occurs: (1) the date the Participant attains age 65,
(2) the 10th anniversary of the year in which the Participant commenced participation in the Plan, or (3) the Participant terminates Service with the Employer. If the information required in Section 11.06(a) above is not available prior to such date, the amount of payment required to commence will not be ascertainable. In such event, the commencement of payments shall be delayed until no more than 60 days after the date the amount of such payment is ascertainable. Where the vested Accounts exceed $3,500, in no event shall payments commence prior to the Participant attaining Normal Retirement Age without Participant consent. Spouse consent shall also be required if the Participant is married and his or her Employment Commencement Date was prior to April 1, 1989. Notwithstanding the foregoing, in no event shall payments commence later than April 1 following the calendar year in which the Participant attains age 70-1/2, regardless of whether he or she remains in Service after that date.
 11.07  Appeal Procedure
 (a) Notice of Denial Any time a claim for benefits is wholly or partially denied, the Participant or Beneficiary (hereinafter Claimant) shall be given written notice of such action within 90 days after the claim is filed, unless special circumstances require an extension of time for processing. If there is an extension, the Claimant shall be notified of the extension and the reason for the extension within the initial 90 day period. The extension shall not exceed 180 days after the claim is filed. Such notice will indicate the reason for denial, the pertinent provisions of the Plan on which the denial is based, an explanation of the claims appeal procedure set forth herein, and a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary.
 (b) Right to Request Review Any person who has had a claim for benefits denied by the Administrative Committee, or is otherwise adversely affected by action of the Administrative Committee, shall have the right to request review by the Administrative Committee. Such request must be in writing, and must be made within 60 days after such person is advised of the Administrative Committees action. If written request for review is not made within such 60-day period, the Claimant shall forfeit his or her right to review. The Claimant or a duly authorized representative of the Claimant may review all pertinent documents and submit issues and comments in writing.
 (c) Review of Claim The Administrative Committee shall then review the claim. It may hold a hearing if it deems it necessary and shall issue a written decision reaffirming, modifying or setting aside its former action within 60 days after receipt of the written request for review, or 120 days if special circumstances, such as a hearing, require an extension. The Claimant shall be notified in writing of any such extension within 60 days following the request for review. A copy of the decision shall be furnished to the Claimant. The decision shall set forth its reasons and pertinent plan provisions on which it is based. The decision shall be final and binding upon the Claimant and the Administrative Committee and all other persons involved.
 11.08  Plan Administration - Miscellaneous
 (a) Limitations on Assignments Benefits under the Plan may not be assigned, sold, transferred, or encumbered, and any attempt to do so shall be void. The interest of a Participant in benefits under the Plan shall not be subject to debts or liabilities of any kind and shall not be subject to attachment, garnishment or other legal process, except as provided in Section 11.09 relating to Domestic Relations Orders.
 (b) Masculine and Feminine, Singular and Plural Whenever used herein, pronouns shall include the opposite gender, and the singular shall include the plural, and the plural shall include the singular, whenever the context shall plainly so require.
 (c) No Additional Rights No person shall have any rights in or to the Trust Fund, or any part thereof, or under the Plan, except as, and only to the extent, expressly provided for in the Plan. Neither the establishment of the Plan, the granting of a retirement allowance nor any action of the Employer or the Administrative Committee shall be held or construed to confer upon any person any right to be continued as an employee, or, upon dismissal, any right or interest in the Trust Fund other than as herein provided. The Employer expressly reserves the right to discharge any employee at any time.
 (d) Governing Law This Plan shall be construed in accordance with applicable federal law and the laws of the State of Washington, wherein venue shall lie for any dispute arising hereunder.
 (e) Disclosure to Participants Each Participant shall be advised of the general provisions of the Plan and, upon written request addressed to the Administrative Committee, shall be furnished any information requested regarding the Participants status, rights and privileges under the Plan as may be required by law.
 (f) Income Tax Withholding Requirements Any retirement benefit payment made under the Plan will be subject to any applicable income tax withholding requirements. For this purpose, the Administrative Committee shall provide the Trustee with any information the Trustee needs to satisfy such withholding obligations and with any other information that may be required by regulations promulgated under the Code.
 (g) Severability If any provision of this Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan which shall be construed as if said illegal or invalid provision had never been included.
 (h) Facility of Payment In the event any benefit under this Plan shall be payable to a person who is under legal disability or is in any way incapacitated so as to be unable to manage his or her financial affairs, the Administrative Committee may direct payment of such benefit to a duly appointed guardian, committee or other legal representative of such person or in the absence of a guardian or legal representative, to a custodian for such person under a Uniform Gift to Minors Act or to any relative of such person by blood or marriage, for such persons benefit. Any payment made in good faith pursuant to this provision shall fully discharge the Employer and the Plan of any liability to the extent of such payment.
 (i) Correction of Errors Any Employer contribution to the Trust Fund made under a mistake of fact (or investment proceed of such contribution if a lesser amount) shall be returned to the
Employer within one year after payment of  the contribution.   In
the event an incorrect amount is paid to a Participant or Beneficiary, any remaining payments may be adjusted to correct the error. The Administrative Committee may take such other action it deems necessary and equitable to correct any such error.
 (j) Missing Persons In the event a distribution is required to commence under Section 6.05 and the Participant or Beneficiary cannot be located, the Participants Account shall be forfeited on the last day of the fifth Plan Year following the Plan Year in which distribution was supposed to commence. Such forfeiture shall be used to reduce Employer matching contributions. If the affected Participant or Beneficiary later contacts the Employer, his or her Account shall be reinstated and distributed as soon as practical. The Employer shall reinstate the amount forfeited by making a special Employer contribution equal to such amount and allocating it to the affected Participants or Beneficiarys Account. Such reinstatement shall not be considered an annual addition for purposes of the limitations on contributions on benefits pursuant to Code Section 415. Prior to forfeiting any Account, the Employer shall attempt to contact the Participant or Beneficiary by return receipt mail at his or her last known address according to the Employers records, and by the letter forwarding services offered through the Internal Revenue Service, or the Social Security Administration, or such other means as the Administrative Committee deems appropriate.
 11.09  Domestic Relations Orders
 Notwithstanding any Plan provisions to the contrary, benefits under the Plan may be paid to someone other than the Participant or Beneficiary pursuant to a Qualified Domestic Relations Order, in accordance with Section 414(p) of the Code. A Qualified Domestic Relations Order is a judgment, decree, or order (Order) (including approval of a property settlement agreement) that:
 (a) relates to the provision of child support, alimony payments
or    marital property rights to a spouse, former spouse, child
or other dependent of a Participant;
 (b) is made pursuant to a state domestic relations law
(including a    community property law);
 (c) creates or recognizes the existence of an alternate payees
right    to, or assigns to an alternate payee the right to,
receive all or a portion of the benefits payable to a Participant
under the    Plan;
 (d) specifies the name and last known address of the Participant each alternate payee;
 (e) specifies the amount or method of determining the amount of benefit payable to an alternate payee;
 (f) names each plan to which the order applies; (g) does not require any form, type or amount of benefit not otherwise provided under the Plan;
 (h) does not conflict with a prior Domestic Relations Order that meets the other requirements of this section.
 Payments to an alternate payee pursuant to a Qualified Domestic Relations Order may commence at any time, regardless of the Participants age or whether the Participant terminates or continues employment.
 The Administrative Committee shall determine whether an Order meets the requirements of this section within a reasonable period after receiving an Order. The Administrative Committee shall notify the Participant and any alternate payee that an Order has been received. Any amounts which are to be paid pursuant to the Order, during the period while its qualified status is being determined, shall be held in a separate account under the Plan for any alternate payee pending determination that an Order meets the requirements of this section. If within 18 months after such a separate account is established, the order has not been determined to be a qualified Order, the amount in the separate account shall be distributed to the individual who would have been entitled to such amount if there had been no order.
 11.10  Plan Qualification
 Any modification or amendment of the Plan may be made retroactive, as necessary or appropriate, to establish and maintain a qualified plan pursuant to Section 401 of the Code, and ERISA and regulations thereunder and exempt status of the Trust Fund under Section 501 of the Code.
 Notwithstanding anything herein to the contrary, this Plan shall be contingent upon a favorable Internal Revenue Service ruling that the Plan is qualified under Code Section 401(a), as amended, and exempt from income taxation under Code Section 501(a). In the event the Plan is not recognized as a qualified plan, or the assets of the Plan are not exempt under Section 501 of the Code, and the Plan is not amended retroactively for any reason to correct the defaults, then the Plan shall be void ab initio and all amounts contributed by the Employer to the Plan, plus investment earnings, less expenses paid, shall be returned within one year.
 11.11  Deductible Contribution
 Notwithstanding anything herein to the contrary, any contribution by the Employer to the Trust Fund is conditioned upon the deductibility of the contribution by the Employer under the Code and, to the extent any such deduction is disallowed, the Employer may within one year following a final determination of the disallowance, demand repayment of such disallowed contribution and the Trustee shall return such contribution less any losses attributable thereto within one year following the disallowance.
 11.12 Payment of Benefits Through Purchase of Annuity Contract In lieu of paying benefits directly from the Trust to a
Participant or Beneficiary, the Administrative Committee may direct the Trustee to purchase with Trust assets, an individual annuity contract from an insurance company which, as far as possible, provides benefits equal to (or actuarially equivalent to) those provided in the Plan for such Participant or Beneficiary, but provides no optional form of retirement income or benefit which would not be permitted under the Plan. Upon the purchase of such annuity, the liability of the Plan and Trust will terminate with respect to benefits so purchased and for which the premiums are duly paid. Such an individual annuity contract may be purchased by the Trustee on a single-premium basis and may be purchased at any time benefits are payable to provide the benefits due under the Plan to the Participant or a Beneficiary on or after the date of such purchase.
 Any annuity contract distributed by the Trustee to a Participant or Beneficiary under the provisions of the Plan shall bear on the face thereof the designation NOT TRANSFERABLE, and such contract shall contain a provision to the effect that the contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purposes to any person other than the issuer thereof.



SECTION 12    AMENDMENT AND TERMINATION

 12.01  Amendment - General
 The Employer shall have the right to amend, terminate, or partially terminate this Plan at any time subject to any advance notice or other requirements of ERISA. The Board of Directors shall adopt a resolution to amend the Plan and such resolution shall authorize an officer of the Employer to execute the amendment on behalf of the Employer.
 12.02  Amendment - Consolidation or Merger
 In the event this Plan, its assets and its liabilities are merged into, transferred to or otherwise consolidated with any other retirement plan, then such must be accomplished so as to ensure that each Participant would (if the other retirement plan then terminated) receive a benefit immediately after the merger, transfer or consolidation, which is equal to or greater than the benefit the Participant would have been entitled to receive immediately before the merger, transfer or consolidation (as if the Plan had then terminated). This provision shall not be construed as limiting the powers of the Employer to appoint a successor Trustee.
 12.03  Termination of the Plan
 The termination of the Plan shall not cause or permit any part of the Trust Fund to be diverted to purposes other than for the exclusive benefit of the Participants, or cause or permit any portion of the Trust Fund to revert to or become the property of the Employer at any time prior to the satisfaction of all liabilities with respect to the Participants.
 Upon termination of this Plan, the Administrative Committee shall continue to act for the purpose of complying with the preceding paragraph and shall have all power necessary or convenient to the winding up and dissolution of the Plan as herein provided. While so acting, the Administrative Committee shall be in the same status and position with respect to other persons as if the Plan remained in existence.
 12.04  Allocation of the Trust Fund on Termination of Plan
 In the event a complete or partial termination of the Plan, or upon complete discontinuance of contributions under the Plan, with respect to all Participants or a specified group or groups of Participants, the Trustee shall allocate and segregate a proportionate interest in the Trust Fund for the benefit of affected Participants.
 All Accounts accrued by the affected Participants shall be 100% vested and non-forfeitable. The Administrative Committee shall direct the Trustee to allocate the assets of the Trust Fund to those affected Participants.

SECTION 13   FUNDING

 13.01  Contributions to the Trust Fund
 As a part of this Plan the Employer shall maintain a Trust Fund. From time to time, the Employer shall make contributions to the Trust Fund in accordance with Section 4.
 13.02  Trust Fund for Exclusive Benefit of Participants
 The Trust Fund is for the exclusive benefit of Participants. Except as provided in Sections 4.05, 11.10 and 11.11, no portion of the Trust Fund shall be diverted to purposes other than this or revert to or become the property of the Employer at any time prior to the satisfaction of all liabilities with respect to the Participants.
 13.03  Trustee
 As a part of this Plan, the Employer has entered into an agreement with a Trustee who is designated by the Board of Directors. The Employer has the power and duty to appoint the Trustee and it shall have the power to remove the Trustee and appoint successors at any time. As a condition to exercising its power to remove any Trustee hereunder, the Employer must first enter into an agreement with a successor Trustee.
 13.04  Investment Manager
 The Administrative Committee has the power to appoint, remove or change from time to time an Investment Manager to direct the investment of all or a portion of the Trust Fund held by the Trustee. For purposes of this section Investment Manager shall mean any fiduciary (other than the Trustee) who:
 (a) has the power to manage, acquire, or dispose of any asset of
the    Plan;
 (b) is either (1) registered as an investment advisor under the Investment Advisors Act of 1940, or (2) is a bank, or (3) is an insurance company qualified under the laws of more than one state to perform the services described in subparagraph (a); and
 (c) has acknowledged in writing that he or she is a fiduciary
with    respect to the Plan.
       13.05  Employer Common Stock
 (a) Purchase of Common Stock Common stock of the Employer acquired with contributions to the Trust shall be initially valued and carried in the Accounts of Participants at the average per share price paid by the Trustee for all such common stock acquired during the period between Valuation Dates. Employer common stock and other assets of the Trust Fund may be acquired by the Trustee through open-market or privately negotiated transactions.
 (b) Purchase of Common Stock through Participant Accounts Whenever the Trustee is authorized or required to sell shares of Employer common stock from any of a Participants Accounts, it may in its absolute discretion, purchase for the benefit of the Trust Fund the shares to be sold at their value (as determined by the
 (c) Voting A Participant shall be entitled to direct the exercise of voting rights or other rights with respect to whole and fractional shares of Employer common stock allocated to any of his or her Accounts. The Employer shall provide to each Participant materials pertaining to the exercise of such rights containing all the materials distributed to shareholders of the Todd Shipyards Corporation. A Participant shall have the opportunity to exercise any such rights within the same time period as shareholders of the Todd Shipyards Corporation. Any shares of common stock with respect to which a Participant declines to exercise voting or other rights shall not be voted by the Trustee. Any shares of common stock held by the Trustee which as of the record date are not allocated to the Account of any Participant shall be voted by the Trustee.


SECTION 14
 FIDUCIARIES

 14.01  Limitation of Liability of the Employer and Others
 To the extent permitted by law, no Participant shall have any claim against the Employer, or the Administrative Committee, or against their directors, officers, members, agents or representatives, for any benefits under the Plan, and such benefits shall be payable solely from the Trust Fund; nor shall the Employer, nor the Administrative Committee or their directors, officers, members, agents or representatives incur any liability to any person for any action taken or suffered or omitted to be taken by them under the Plan in good faith.
 14.02  Indemnification of Fiduciaries
 In order to facilitate the recruitment of competent fiduciaries, the Employer adopting this Plan agrees to provide the indemnification as described herein. This provision shall apply to employees who are considered Plan fiduciaries including without limitation, Administrative Committee members, any agent of the Administrative Committee, or any other officers, directors or employees. Notwithstanding the preceding, this provision shall not apply and indemnification will not be provided for any Trustee or Investment Manager appointed as provided in this Plan.
 14.03  Scope of Indemnification
 The Employer agrees to indemnify an employee fiduciary as described above for all acts taken in good faith in carrying out his or her responsibilities under the terms of this Plan or other responsibilities imposed upon such fiduciary by ERISA. This indemnification for all acts is intentionally broad but shall not provide indemnification for embezzlement or diversion of Plan assets for the benefit of the employee fiduciary. The Employer agrees to indemnify employee fiduciaries described herein for all expenses of defending an action by a Participant, Beneficiary or government entity, including all legal fees for counsel selected with the consent of the Employer and other costs of such defense. The Employer will also reimburse an employee fiduciary for any monetary recovery in any court or arbitration proceeding. In addition, if the claim is settled out of court with the concurrence of the Employer, the Employer will indemnify an employee fiduciary for any monetary liability under said settlement.

The Todd Shipyards Corporation Savings Investment Plan is amended and restated, effective on April 1, 1989.

IN WITNESS WHEREOF, the Employer has caused this Plan to be duly executed on this ____________ day of _______________________,
1989.


   FOR TODD SHIPYARDS CORPORATION



__________________________________
_______________________________
Witness    Authorized Officer

   _______________________________
Title

APPENDIX I



Employer as defined in Section 1.14 shall also include the
following employers during the specified periods of time.
    Employer Beginning   Ending

   1.  Todd Pacific Shipyards   Corporation  July 1, 1984    --


Acknowledged and Accepted



By: _____________________

Title: __________________

Date: ___________________